EXHIBIT 99.1

CONTACT:
Vanessa Saxton
AVP, Director of Marketing and Communications
2640 Monroeville Blvd., Monroeville, PA  15146
412.856.0363

FOR IMMEDIATE RELEASE

John P. Kline Appointed as Chief Lending Officer of Standard Bank

Monroeville, Pa. September 26, 2018 - Standard AVB Financial Corp. (Nasdaq: STND) is pleased to announce that, effective September 28, 2018, John P. Kline will be appointed Executive Vice President and Chief Lending Officer of Standard Bank, PaSB (the "Bank").

Mr. Kline has spent his entire career in Community and Regional Banks in western PA.  He has most recently served as the Commercial Loan Regional Manager/Market Executive for S&T Bank in the Greater Westmoreland Market. Mr. Kline spent time initially in his career in the Commercial Credit underwriting function and later moved into Relationship Management and Business Development.  As a result, Mr. Kline brings a well-balanced approach to lending. He has a deep understanding of the commercial banking business including structuring loans and managing client relationships.

Mr. Kline is highly involved in the community.  He sits on many community based boards including the United Way, Salvation Army, Westmoreland County Chamber of Commerce, St. Anne Home, Westmoreland Frick Hospital Foundation, Economic Growth Connection and West Penn Power Sustainable Energy Fund.

"John has a team-oriented, positive and winning attitude and we are excited to see the bank grow under his leadership", said Andrew W. Hasley, President of Standard Bank.

Standard AVB Financial Corp., with assets of $982.9 million at June 30, 2018, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered community bank which operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland, and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank offers an array of personal and business banking and lending solutions that are coupled with outstanding, one-on-one customer service, innovation, and modern technology. Standard Bank is FDIC insured and an Equal Housing Lender.

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